EXECUTION VERSION

RECEIVABLES PURCHASE AGREEMENT

dated as of October 29, 2010

by and among

MERITOR HEAVY VEHICLE BRAKING SYSTEMS (USA), INC.,
MERITOR HEAVY VEHICLE SYSTEMS, LLC and
ARVINMERITOR MASCOT, LLC
as Sellers

and

VIKING ASSET PURCHASER No 7 IC
an incorporated cell of Viking Global Finance ICC
as Purchaser

and

CITICORP TRUSTEE COMPANY LIMITED
as Programme Trustee

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SCHEDULE 1	Eligibility Criteria
SCHEDULE 2	Conclusion of purchase – offer and acceptance, purchase price and perfection
SCHEDULE 3	Representations, warranties and undertakings
SCHEDULE 4	Form of Accession Letter
SCHEDULE 5	Form of solvency certificate
SCHEDULE 6	Sellers’ place of business; records location; tax ID number

- ii -

RECEIVABLES PURCHASE AGREEMENT

     This RECEIVABLES PURCHASE AGREEMENT, dated as of October 29, 2010, is made by and among MERITOR HEAVY VEHICLE BRAKING SYSTEMS (USA), INC., a Delaware corporation (“ARM Inc.”), MERITOR HEAVY VEHICLE SYSTEMS, LLC, a Delaware limited liability company (“ARM LLC”) and ARVINMERITOR MASCOT LLC, a Delaware limited liability company (“ARM Mascot”; each of ARM Inc., ARM LLC and ARM Mascot, a “Seller”, and collectively, the “Sellers”), VIKING ASSET PURCHASER NO 7 IC (registration no. 92607), an incorporated cell of VIKING GLOBAL FINANCE ICC, an incorporated cell company incorporated under the laws of Jersey (the “Initial Purchaser”), and CITICORP TRUSTEE COMPANY LIMITED, acting through its office at 14th Floor, Citigroup Centre, Canada Square, Canary Wharf, London E14 5LB (the “Programme Trustee”, which expression shall include such person and all other persons for the time being acting as the security trustee or trustees pursuant to the Master Security Trust Deed).

PRELIMINARY STATEMENTS

     Each Seller is prepared to make Offers of Receivables to the Purchasers. Each Purchaser will issue Acceptances to the relevant Seller, in each case on the terms and subject to the conditions set forth herein.

     Accordingly, parties agree as follows:

1.	DEFINITIONS AND CONSTRUCTION

1.1	Definitions

In this Agreement the following terms have the following meanings:

“Accession Letter” means a document substantially in the form set out in Schedule 4 hereto.

“Acceptance” means an acceptance issued by the Purchaser to the relevant Seller through the PrimeRevenue System or in any other form acceptable to the Accounts Administrator in response to an Offer.

“Accounts” means bank account number 8901033002 with Nordea Bank Finland Plc New York Branch, and all such other accounts as may from time to time be in addition thereto or substituted therefore in accordance with the relevant Transaction Documents (including but not limited to all and any Operating Accounts as such term is defined in the Masters Definitions Schedule).

“Accounts Administrator” means Structured Finance Servicer A/S acting through its office at Copenhagen and any person appointed as accounts administrator in respect of inter alia the Transaction under the Master Accounts Administration Agreement.

“Accounts Pledge Agreement” means the pledge agreement(s) relating to the Accounts entered into or to be entered into by or on behalf of a Purchaser, the Programme Trustee and Nordea Bank Finland Plc New York Branch.

“Additional Purchaser” means each incorporated cell of Viking Global Finance ICC and each company within the Nordea Group that agrees to be bound by the terms and conditions of this Agreement by executing an Accession Letter.

“Adverse Claim” means any lien, security interest or other charge or encumbrance, or other right or claim in, of or on any asset or property of a Person in favor of another Person.

“Affiliate” means, with respect to any Person, any other Person directly or indirectly controlling, controlled by or under common control with such first Person.

“Aggregate Euro Outstanding Amount” means, at any time, the aggregate of the Euro Outstanding Amount of all of the Purchased Receivables in relation to the relevant Purchaser relating to the Transaction at that time.

“Aggregate Outstanding Amount” means, at any time, the aggregate of the Outstanding Amount of all the Purchased Receivables at that time.

“Available Facility” means, in respect of each Purchaser and in relation to the Transaction, on any day, the lesser of; (a) the Total Commitment in relation to such Purchaser; and (b) the Borrowing Base in relation to such Purchaser, less the Face Amount of outstanding Notes, Overdraft Advances and Loans in relation to the relevant Purchaser. For the purpose of calculating the Available Facility on any day, any Notes, Loans or Overdraft Advances due to be repaid on such day shall be deemed to have been repaid.

“Banks” means the financial institutions listed as banks in Part 1 of Schedule 1 of the relevant Liquidity Facility Agreement.

“Borrowing Base” means, in respect of each Purchaser which is, or which becomes, a party to this Agreement in respect of the Transaction, on any day, the aggregate of: (a) Aggregate Euro Outstanding Amount; (b) any Collections received or payable in relation to the Transaction, in each case either by the relevant Seller or the Accounts Administrator which have not been remitted or paid to the Purchaser on any relevant Purchased Receivable and that have not been utilized either to purchase Receivables under this Agreement or to repay the Notes; (c) an amount equal to any insufficiency in available funds necessary for a Purchaser to pay the Face Amount of the Notes in relation to that Purchaser and all amounts ranking pari passu with or senior to such Notes including those arising as the result of any difference between the spot and forward rates under any currency hedging agreement entered into by the Purchaser in accordance with the Master Accounts Administration Agreement; and (d) accrued legal and other fees, costs and expenses incurred by the relevant Purchaser in connection with the Transaction Documents.

“Business Day” means a day on which banks are open in Copenhagen, Stockholm, Jersey, New York City and London for the transaction of business of the nature required by the Transaction Documents.

“Calculation Date” means a Purchase Date provided that if such day is not a Business Day it shall be the next Business Day following such day.

“CMSAs” means the Mack Trucks CMSA, the Volvo Group North America CMSA and any other Customer Managed Service Agreement entered into between a Permitted Obligor and PrimeRevenue, and “CMSA” means any of them.

“Collections” means the aggregate of all amounts paid by the relevant obligors in respect of any and all Purchased Receivables relating to a Purchaser plus any amounts payable to such Purchaser by the relevant Seller but not yet paid to such Purchaser following settlement of the final amount of any claim under any of the warranties, covenants and indemnities contained in this Agreement.

“Commitment” means: (a) in relation to a Bank which is a Bank on the date of the relevant Liquidity Facility Agreement, the amount set opposite its name in Schedule 1 of the relevant Liquidity Facility Agreement and the amount of any other Bank’s Commitment acquired by it under the relevant Liquidity Facility Agreement; and (b) in relation to a Bank which becomes a Bank after the date of the relevant Liquidity Facility Agreement, the amount of any other Bank’s Commitment acquired by it under the relevant Liquidity Facility Agreement, to the extent not cancelled, reduced or transferred under the relevant Liquidity Facility Agreement.

“CP Programme” means the EUR 2,000,000,000 multi-currency asset-backed commercial paper programme for the issue of commercial paper notes established by the Issuer.

“Defaulted Receivable” means a Purchased Receivable in respect of which there is a Permitted Obligor Default.

“Delinquent Receivable” means, at any time, a Receivable in respect of which all or any part of the Outstanding Amount is not paid on its due date.

“Dollars” or “US$” means the lawful currency of the United States.

“Eligibility Criteria” means the eligibility criteria in respect of the Purchased Receivables set out in Schedule 1 of this Agreement.

“euro” or “EUR” means the single currency of any member state of the European Union that adopts or has adopted the euro as its lawful currency in accordance with legislation of the European Community relating to Economic and Monetary Union.

“Euro Outstanding Amount” means, in relation to any Purchased Receivable, the Outstanding Amount of such Purchased Receivable converted into euro at the Foreign Exchange Rate in respect of such Purchased Receivable.

“Face Amount” means the face amount in respect of the Notes or the Receivables, as the case may be.

“Fee Letter” means the fee letter entered into between the Initial Purchaser and the Sellers on or about the date hereof.

“FI Agreement” means the financial institution agreement dated 12 June 2006 and entered into between the Initial Purchaser and PrimeRevenue.

“Financial Indebtedness” means (i) moneys borrowed, (ii) finance or capital leases, (iii) receivables sold or discounted (other than on a non-recourse basis), (iv) other transactions having the commercial effect of a borrowing, (v) the marked to market value of derivative transactions entered into in connection with protection against or benefit from fluctuation in any rate or price, (vi) counter-indemnity obligations in respect of guarantees or other instruments issued by a bank or financial institution, and (vii) liabilities under guarantees or indemnities for any of the obligations referred to in items (i) to (vi).

“Foreign Exchange Rate” means for any Purchased Receivable, the rate at which Dollars are to be exchanged into euro pursuant to any foreign exchange agreement entered into in respect of such Purchased Receivable on or about the Purchase Date in respect of such Purchased Receivable.

“Funding Costs” means, in respect of particular Purchased Receivables, the aggregate interest accrued on (i) the Notes (paid or to be paid) and (ii) any debt incurred by the Purchaser for the purpose of financing the acquisition of such Purchased Receivables (paid or to be paid). For the avoidance of doubt “to be paid” in relation to (i) and (ii) shall mean for the period up and till the date when the relevant debt may be repaid without any penalty, break cost or fee.

“Incorporated Cell” means each incorporated cell of Viking Global Finance ICC.

“Initial L/C Bank” means Nordea Bank Danmark A/S under the Standby Letter of Credit Agreement.

“Initial Purchaser” means Viking Asset Purchaser No 7 IC.

“Issuer” means Viking Asset Securitisation Limited, a company incorporated in Jersey with limited liability, having its registered office at Ogier House, The Esplanade, St Helier, Jersey, JE4 9WG, Channel Islands.

“Issuer Security Trust Deed” means the issuer security trust deed dated 1 March 2000 between the Issuer and the Programme Trustee as amended and restated by a deed dated 18 July 2003 between the Issuer and the Programme Trustee.

“L/C Bank” means Nordea Bank AB (publ) under the Standby Letter of Credit Agreement.

“LIBOR” means: (i) the rate per annum which appears on Page LIBOR01 on Reuters Screen; or (ii) if no such rate appears, the arithmetic mean (rounded upward to four decimal places) of the relevant offered rates which appear on the relevant page (if any) on the Reuters Screen; or (iii) if no such rate appears on the Reuters Screen and one only or no offered rate appears on the relevant page of the Telerate Screen or there is no relevant page on the Telerate Screen, the arithmetic mean (rounded upward to four decimal places) of the rates quoted by the Reference Banks to leading banks in the London interbank market, at or about 11:00 a.m. London time on the Business Day immediately prior to the applicable Calculation Date for the offering of Dollar deposits for the relevant period.

“Liquidity Coverage Condition” is met if, in respect of each Purchaser, on any day, the aggregate outstanding amount of the Notes in respect of such Purchaser (in each case, where such Notes are not denominated in euro, converted into euro at the rate of exchange between euro and the relevant currency under the relevant hedging agreement entered into in connection with such Notes) (excluding for this purpose any Notes to be redeemed on such date of determination) plus the Euro Equivalent (as such term is defined in the Master Definitions Schedule) amount of any outstanding drawings under the Liquidity Facility and the Overdraft Facility in each case attributable to the Purchaser in relation to the Transaction, plus any interest accrued or to accrue in respect of such drawings is not greater than the lesser of (i) the part of the Total Commitment in respect of such Purchaser and (ii) the Borrowing Base in respect of such Purchaser, in each case less an amount equal to twenty five (25) per cent of the Senior Fees Provision (as such term is defined in the Master Definitions Schedule), if any in respect of such Purchaser in relation to the Transaction.

“Liquidity Facility” means the liquidity facility under the relevant Liquidity Facility Agreement.

“Liquidity Facility Agreement” means each liquidity facility agreement entered into in relation to inter alia the Transaction between relevant Purchaser, Nordea Bank Danmark A/S as Agent and the Banks, including the liquidity facility agreement dated 12 June, 2006 between the Initial Purchaser, Nordea Bank Danmark A/S as Agent and the Banks.

“Loan” means the aggregate of the principal amount of each borrowing by each Purchaser under the relevant Liquidity Facility Agreement or the principal amount outstanding of that borrowing attributable to the Transaction.

“Mack Trucks CMSA” means the Customer Managed Service Agreement entered or to be entered into between Mack Trucks, Inc. and PrimeRevenue, pursuant to which each Seller is defined as a Supplier.

“Margin” shall be as set out in the Fee Letter.

“Master Account Administrator” means Nordea Bank Danmark A/S as Master Account Administrator under the Master Accounts Administration Agreement.

“Master Accounts Administration Agreement” means the accounts administration agreement dated 12 June, 2006 between inter alia Nordea Bank Danmark A/S, Nordea Bank AB (publ), the Accounts Administrator and the Programme Trustee inter alia in relation to the Transaction.

“Master Definitions Schedule” means the masters definitions schedule dated on or about the date hereof and signed for the purpose of identification by, inter alia, the Initial Purchaser, Nordea Bank AB (publ), the Issuer and Nordea Bank Danmark A/S.

“Master Overdraft Facility Agreement” means the overdraft facility agreement dated 12 June, 2006 between inter alia the Initial Purchaser and the Overdraft Bank (as defined therein) in relation inter alia to the Transaction.

“Master Security Trust Deed” means the security trust deed dated 12 June, 2006 between the Initial Purchaser and the Programme Trustee inter alia in relation to the Transaction, as supplemented by a supplemental security trust deed.

“Moody’s” means Moody’s Investors Service Limited and includes any successor to its rating business.

“Non-Defaulted Receivables” means Purchased Receivables in relation to the relevant Purchaser for which there has not been any default in payment from the relevant Permitted Obligors.

“Nordea Group” means Nordea Bank AB, Nordea Bank Danmark A/S, Nordea Bank Finland Plc and Nordea Bank Norge ASA.

“Notes” means commercial paper notes issued by Viking Asset Securitisation Limited in relation to this Transaction on behalf of the Purchasers and includes the commercial paper notes represented by a Note in global form.

“Offer” means, as to any Seller, an irrevocable offer from such Seller to the Purchaser for the sale of Receivables and given by such Seller to the Purchaser through the PrimeRevenue System or in any other form acceptable to the Accounts Administrator and “to Offer” and “Offered” shall have the corresponding meaning.

“Outstanding Amount” means at any time in respect of any Receivable or Purchased Receivable, the total amount due and owing by the relevant Permitted Obligor at that time in respect of the relevant Receivable or Purchased Receivable. For the avoidance of doubt, the Outstanding Amount for any Purchased Receivable shall not be reduced by virtue of any set off or counterclaim which reduces the amount recoverable in respect of that Purchased Receivable.

“Overdraft Advance” means, save as otherwise provided herein, an advance (as from time to time reduced by repayment) made or to be made by the Overdraft Bank (as defined in the Master Overdraft Facility Agreement) under Clause 4 of the Master Overdraft Facility Agreement and attributable to the Transaction.

“Overdraft Facility” means the overdraft facility relating inter alia to the Transaction and made to the relevant Purchaser under the Master Overdraft Facility Agreement.

“Performance Guarantor” means ArvinMeritor, Inc., an Indiana corporation.

“Performance Undertaking” means the performance undertaking dated as of October 29, 2010, executed by the Performance Guarantor in favor of the Initial Purchaser and the Additional Purchasers from time to time a party thereto.

“Permitted Currency” means Dollars.

“Permitted Obligors” means Volvo Group North America Inc., Mack Trucks, Inc. and any other company within the Volvo group that has entered into a Customer Managed Service Agreement (in all material respects corresponding to the CMSAs) with PrimeRevenue and that has been approved in writing by the Accounts Administrator and the Sellers.

“Permitted Obligor Default” means, at any time, when a Permitted Obligor is unable to pay its debts as they fall due or otherwise acknowledges its insolvency or by or against whom any administration, insolvency, bankruptcy, receivership, arrangement, liquidation or similar procedures have been instituted or for whom a receiver, liquidator or similar person has been appointed in respect of all or a substantial part of its assets.

“Person” means any natural person, partnership, joint venture, corporation, trust, unincorporated association, limited liability company, or other organization.

“PrimeRevenue” means PrimeRevenue, Inc. a company incorporated under the laws of the state of Delaware having its registered office at 1349 West Peachtree St., Suite 900, Atlanta, GA, USA.

“PrimeRevenue System” means the system for the sale and transfer of receivables as more particularly described in the CMSAs, each Supplier Agreement and the FI Agreement.

“Programme Trustee” means CitiCorp Trustee Company Limited or such other person so designated in accordance with the Issuer Security Trust Deed.

“Purchase Date” means each date upon which a sale and purchase of Receivables is concluded pursuant to Clause 2.2 of this Agreement.

“Purchase Price” means the aggregate Receivables Purchase Price paid or to be paid by the relevant Purchaser to the relevant Seller in respect of Purchased Receivables on a particular Settlement Date.

“Purchased Receivables” means all Receivables which are the subject of any sale and purchase (or any purported sale and purchase) pursuant to Clause 2.2 of this Agreement and any other Receivables in respect of which the Receivables Purchase Price has been paid or will be paid by the relevant Purchaser to the relevant Seller.

“Purchaser” means the Initial Purchaser and all Additional Purchasers.

“Rating Agencies” means Moody’s and S&P and “Rating Agency” means any one of them.

“Receivable” means, as to any Seller, any account or receivable owed to such Seller in the ordinary course of business by any Permitted Obligor including all Related Security and all other rights of such Seller pertaining to such Receivable (evidenced as a “Payment Obligation”, as defined in the respective CMSA) in accordance with the respective CMSA, including but not limited to all of such Seller’s rights under Section 18(f) of the respective CMSA.

“Receivables Pledge Agreement” means the pledge agreement(s) relating to the Purchased Receivables entered into or to be entered into between a Purchaser and the Programme Trustee.

“Receivables Purchase Price” shall be calculated as to each Purchased Receivable as follows: CA - (CA x IR / (360/DM)); where

DM = actual number of days to and including the relevant maturity date
CA = the Certified Amount (as defined in and within the meaning of the relevant Supplier Agreement) of such Purchased Receivable
IR = means the applicable interest rate being LIBOR three (3) months plus the Margin

“Records” means, as to any Seller: (a) all files, correspondence, notes of dealing and other documents, books, books of account, registers, records and other information; and (b) all computer tapes, discs, computer programmes, data processing software and related property rights, owned by or under the control and disposition of such Seller, in each case only to the extent relating to the Purchased Receivables.

“Reference Banks” means a minimum of four of the banks (including, in each case, Nordea Bank AB (publ)) which quote rates for the offering of deposits in Dollars to leading banks in the London interbank market for the relevant period immediately prior to the time set out in the definition of LIBOR on the applicable Calculation Date.

“Related Security” means, with respect to any Receivable, (a) all present and future accounts, instruments, documents, chattel paper and general intangibles relating to the Receivable and (b) all proceeds of any of the foregoing.

“S&P” or “Standard & Poor’s” means Standard & Poor’s Ratings Services, a division of The McGraw-Hill Companies, Inc., and any successor company of such rating business.

“Security Interest” means any mortgage, charge, floating charge, assignment or assignation by way of security, lien, pledge, hypothecation, right of set-off (or analogous right), retention of title, flawed asset or blocked-deposit arrangement or any other encumbrance or security interest or security arrangement whatsoever created or arising under any relevant law or any agreement or arrangement having the effect of or performing the economic function of conferring security howsoever created or arising.

“Sellers” means Meritor Heavy Vehicle Braking Systems (USA), Inc., Meritor Heavy Vehicle Systems, LLC and ArvinMeritor Mascot, LLC in each case its capacity as seller under this Agreement and not in any other capacity, and “Seller” means any of them.

“Seller Potential Suspension Event” means any event which, with the giving of notice and/or lapse of time and/or making of any determination and/or any certification, would constitute a Seller Suspension Event.

“Seller Suspension Event” means any of the following events:

(a)	Failure to pay: Any Seller fails to pay any amount due under this Agreement or the relevant Supplier Agreement on the due date or on demand in writing, if so payable, unless payment is made within three (3) Business Days of such due date or demand.

(b)	Failure to perform other obligations: Any Seller fails to observe or perform any of its other material obligations under this Agreement or the relevant Supplier Agreement or under any undertaking or arrangement entered into in connection therewith and, in the case of a failure capable of being remedied, within ten (10) days after receipt by such Seller of a request in writing from the relevant Purchaser (acting through the Accounts Administrator), that the same be remedied, it has not been remedied to the Purchaser’s (acting through the Accounts Administrator) reasonable satisfaction.

(c)	Representations, warranties or statements proving to be incorrect: Any representation, warranty or statement which is made (or deemed or acknowledged to have been made) by any Seller under this Agreement or the relevant Supplier Agreement or which is contained in any certificate, statement or notice provided by such Seller under or in connection with this Agreement or the relevant Supplier Agreement proves to be incorrect to an extent which, in the reasonable opinion of the Accounts Administrator, is likely to affect the ability of such Seller to perform its obligations under any of the Transaction Documents to which it is a party in a manner which is material and adverse in the context of the Transaction or which is likely materially and adversely to affect the collectability of the Purchased Receivables or any of them.

(d)	Provisions becoming unenforceable: Any provision of any of the Transaction Documents to which any Seller is a party is or becomes, for any reason, invalid or unenforceable and for so long as such provision remains invalid and unenforceable to an extent which, in the reasonable opinion of the Accounts Administrator, is likely materially and adversely to affect the ability of any Seller (acting in any capacity under any of the Transaction Documents to which it is a party) to perform its obligations under any of the Transaction Documents to which it is a party in a manner which is material and adverse in the context of the Transaction or which is likely to materially and adversely affect the collectability of the Purchased Receivables or any of them.

(e)	Suspension or expropriation of business operations: Any Seller or the Performance Guarantor changes, suspends or threatens to suspend a substantial part of the present business operations which it now conducts directly or indirectly, or any governmental authority expropriates all or a substantial part of its assets and the result of any of the foregoing is, in the reasonable opinion of the Accounts Administrator, likely to affect the ability of any Seller or the Performance Guarantor to observe or perform its obligations under any of the Transaction Documents to which it is a party in a manner which is material and adverse in the context of the Transaction or which is likely to materially and adversely affect the collectability of the Purchased Receivables or any of them.

(f)	Enforcement by creditors: Any form of execution or arrest is levied or enforced upon or sued out against all and any assets of any Seller or the Performance Guarantor and is not discharged within twenty (20) days of being levied, or any Security Interest which may for the time being affect any material part of its assets becomes enforceable and steps are lawfully taken by the creditor to enforce the same. No Seller Suspension Event will occur under this paragraph (f) if the aggregate amount of the claim enforced is less than EUR 1,000,000 or the equivalent in any other currency.

(g)	Arrangement with Creditors: Any Seller or the Performance Guarantor proposes or makes any arrangement or composition with, or any assignment or trust for the benefit of, its creditors generally involving (not necessarily exclusively) indebtedness which such Seller or the Performance Guarantor, as the case may be, would not otherwise be able to repay or service in accordance with the terms thereof.

(h)	Winding-up: A petition is presented (unless contested in good faith and discharged or stayed within twenty (20) days) or a meeting is convened for the purpose of considering a resolution or other steps are taken for the winding up of any Seller or the Performance Guarantor (other than for the purposes of and followed by a solvent reconstruction previously approved in writing by the Accounts Administrator and the Programme Trustee (such approval not to be unreasonably withheld or delayed), unless during or following such reconstruction such Seller or the Performance Guarantor, as the case may be, becomes or is declared to be insolvent).

“Settlement Date” means, in respect of a Purchased Receivable, the first (1st) Business Day after the relevant Calculation Date.

“Standby Letter of Credit Agreement” means the standby letter of credit agreement dated 28 May, 2001 between Viking Asset Purchaser No. 2 Limited and Nordea Bank Danmark A/S (formerly Unibank A/S) as amended and restated by an agreement dated 18 July 2003 between Viking Asset Purchaser No. 2 Limited, Viking Asset Purchaser No. 3 Limited, the Initial L/C Bank and other Affiliates of the Initial L/C Bank.

“Supplier Agreement” means, as to each Seller, the supplier agreement entered or to be entered into between such Seller and PrimeRevenue, pursuant to which each of the Permitted Obligors is defined as a Customer.

“Tax” or “tax” includes all forms of tax, duty or charge on gross or net income, profits or gains, distributions, receipts, sales, use, occupation, franchise, value added, personal property and instruments, and any levy, impost, duty, charge or withholding of any nature whatsoever chargeable by any authority, whether in Sweden, the United States, Jersey or elsewhere, together with all penalties, charges and interest relating to any of the foregoing.

“Termination Date” means the earliest date on which a Termination Event occurs.

“Termination Event” means the occurrence of any of the following:

(a)	two (2) years having elapsed from the date of this Agreement;

(b)	a failure by any Seller to perform any of its material obligations within ten (10) Business Days after notification in writing of such failure to perform;

(c)	in relation to any Seller or the Performance Guarantor, any corporate or other company action being taken or becoming pending, any other steps being taken or any legal proceedings being commenced or threatened or becoming pending for (i) the insolvency, bankruptcy, liquidation, dissolution, administration or reorganization of such Seller or the Performance Guarantor, as the case may be (other than for the purposes of and followed by a solvent reconstruction previously approved in writing by each Purchaser and the Programme Trustee (such approval not to be unreasonably withheld or delayed) unless during or following such reconstruction such Seller or the Performance Guarantor, as the case may be, becomes or is declared to be insolvent), (ii) such Seller or the Performance Guarantor to enter into any composition or arrangement with its creditors generally, or (iii) the appointment of a receiver, administrative receiver, trustee or similar officer in respect of such Seller or the Performance Guarantor or substantially all of its property, undertaking or assets, which appointment, action, step or proceeding (if not commenced, applied for, filed, made or agreed to by such Seller or the Performance Guarantor, as the case may be) is not being contested in good faith by such Seller or the Performance Guarantor, as the case may be, or is not dismissed or withdrawn within thirty (30) days;

(d)	a refusal of any Seller to pay any increased costs incurred by any Bank and/or L/C Bank in connection with the Transaction, such increased costs being outside the control of the Purchaser and the Bank and/or L/C Bank, as the case may be;

(e)	any CMSA and/or any Supplier Agreement and or the Performance Undertaking being amended to the detriment of any Purchaser or if any CMSA, the FI Agreement and/or any Supplier Agreement is terminated for what ever reason or if any third party right in any CMSA, any Supplier Agreement or the Performance Undertaking in relation to which a Purchaser is a beneficiary becomes invalid or unenforceable;

(f)	the occurrence of any termination event under the CP Programme;

(g)	a Seller Suspension Event is outstanding for sixty (60) days or longer, subject to written notice being given by the Accounts Administrator on behalf of the relevant Purchaser; and

(h)	cross default; (i) any Financial Indebtedness of any Seller or the Performance Guarantor is not paid when due nor within any originally applicable grace period, or is declared to be or otherwise becomes due and payable prior to its specified maturity as a result of an event of default (however described); (ii) any commitment for any Financial Indebtedness of any Seller or the Performance Guarantor is cancelled or suspended by a creditor as a result of an event of default (however described); (iii) any creditor of any Seller or the Performance Guarantor becomes entitled to declare any Financial Indebtedness of any Affiliate of such Seller or the Performance Guarantor due and payable prior to its specified maturity as a result of an event of default (however described); (iv) no Termination Event will occur under this paragraph (h) if the aggregate amount of Financial Indebtedness or commitment for Financial Indebtedness falling within paragraphs (i) to (iii) above is less than EUR 1,000,000 or the equivalent in any other currency.

“Total Commitment” means (i) where the Initial Purchaser is the sole purchaser under this Agreement, the part of the aggregate of the Commitments as reserved by the Accounts Administrator to be used in relation to the Transaction, being EUR 32,000,000 and (ii) where Additional Purchasers (if any) have acceded to this Agreement, in respect of each Purchaser, such part of the aggregate of the Commitments as reserved by the Accounts Administrator to be used in relation to the Transaction as is allocated to such Purchaser by the Accounts Administrator; in the case of either clause (i) or (ii) as such amounts may be reduced as provided in this definition. The Total Commitment also will be reduced (A) at the request of all of the Sellers or (B) if the Accounts Administrator in connection with an annual review (such annual review to be made at each anniversary of this Agreement) determines that the twelve (12) months rolling average of the Aggregate Outstanding Amount (“Outstanding Average”) is less than seventy (70) per cent of the Total Commitment, at which time the Total Commitment will be reduced by an amount equal to fifty (50) per cent of the difference between the Outstanding Average and the Total Commitment (to be reduced). No reduction described in the immediately preceding sentence shall take effect, however, unless, immediately following such reduction, the Liquidity Coverage Condition is met. The Total Commitment may (to the extent possible) be increased as agreed in writing between the Sellers and the Accounts Administrator from time to time. The Accounts Administrator may allocate the Total Commitment (including any increase or decrease thereof) as between the Purchasers at its own discretion and each Purchaser’s available part of the Total Commitment is determined accordingly, provided that, no such allocation shall be made unless, immediately following such allocation, the Liquidity Coverage Condition is met.

“Transaction” means the transactions relating to this Agreement envisaged by the Transaction Documents whereby any or all of the Sellers may sell certain Receivables to a Purchaser and a Purchaser may purchase such Receivables, funded by the issue of Notes under the CP Programme and all related arrangements provided for in the Transaction Documents.

“Transaction Documents” means the documents relating to the Transaction, including this Agreement, the Performance Undertaking, the FI Agreement, the CMSAs and the Supplier Agreements, each Liquidity Facility Agreement, the Master Overdraft Facility Agreement and the Master Security Trust Deed, and any agreement or document executed pursuant to or in connection with any of these documents.

“UCC” means the Uniform Commercial Code, as the same may be in effect from time to time in the State of New York, provided that if, by reason of mandatory provisions of law, any or all of the attachment, perfection or priority of the Purchaser’s security interest in any Receivables is governed by the Uniform Commercial Code as in effect in a jurisdiction other than the State of New York, the term “UCC” shall mean the Uniform Commercial Code in effect in such other jurisdiction for purposes of the provisions hereof relating to such attachment, perfection or priority and for purposes of definitions related to such provisions.

“United States” means the United States of America.

“U.S. Legal Opinion” means the legal opinion dated on or about the date hereof issued by K&L Gates LLP and addressed to Nordea Bank Danmark A/S, Nordea Bank AB (publ), the Programme Trustee, the Issuer and the Purchaser as to certain matters of New York and federal law.

“Volvo Group North America CMSA” means the Customer Managed Service Agreement entered or to be entered into between Volvo Group North America Inc. and PrimeRevenue, pursuant to which each Seller is defined as a Supplier.

1.2	Construction

	1.2.1	References in this Agreement to any person shall include references to his successors, transferees and assignees and any person deriving title under or through him.

	1.2.2	References in this Agreement to any statutory provision shall be deemed also to refer to any statutory modification or re-enactment thereof or any statutory instrument, order or regulation made thereunder or under any such re-enactment.

	1.2.3	References in this Agreement to any agreement or other document shall be deemed also to refer to such agreement or document as amended, varied, supplemented, replaced or novated from time to time.

	1.2.4	All terms used in Article 9 of the UCC and not specifically defined herein are used herein as defined in such Article 9.

2.	PURCHASE AND SALE

2.1	Purchase of Receivables

Subject to the terms and conditions of this Agreement, and within the limits of the Total Commitment, the Initial Purchaser agrees (and, where Additional Purchasers have acceded to this Agreement, each such Additional Purchaser agrees) that it will purchase Receivables from the Sellers on a continuous basis from the date hereof until the Termination Date, it being understood and agreed that the limits of the Total Commitment shall apply to all Purchasers in the aggregate and that no Purchaser shall have any obligation to purchase Receivables that are the subject of any Offer of any Seller to the extent that, immediately after giving effect to such proposed purchase, the Aggregate Euro Outstanding Amount of all Purchased Receivables of all Sellers would exceed the Total Commitment. If an Offer of Receivables of any Seller would result in the Aggregate Euro Outstanding Amount of all Purchased Receivables of all Sellers exceeding the Total Commitment, the Offer will be modified such that only certain Receivables, in an aggregate amount such that the Total Commitment will not be exceeded, will be purchased, each Purchaser will purchase a pro rata share (based on allocated Commitments) of the modified Offer, and each Receivable will be fully included in the modified Offer or fully excluded from the modified Offer such that no partial Receivable shall be the subject of an Offer or purchased hereunder.

2.2	Conclusion of purchase - offer and acceptance

The sale and purchase of Receivables shall in each case be concluded as more particularly set out in Part 1 of Schedule 2.

2.3	Purchase Price

The Purchase Price for Purchased Receivables shall be paid and calculated as more particularly set out in Part 2 of Schedule 2.

2.4	UCC

All transactions contemplated or evidenced by this Agreement, including the sale or other transfer by any Seller to the Purchaser of Receivables hereunder, shall be subject to Article 9 of the UCC and other applicable laws. The Purchaser and its assigns shall have, in additional to the rights and remedies which they may have under this Agreement, all other rights and remedies provided to a secured creditor under the UCC and other applicable law, which rights and remedies shall be cumulative.

2.5	Perfection

Each sale and purchase of Receivables pursuant to this Clause 2 shall be perfected through the actions more particularly described in Part 3 of Schedule 2.

2.6	Seller’s receipt of payment in respect of Purchased Receivables

In the event that, notwithstanding the notification referred to in Clause 2.5, any Seller receives from the Permitted Obligors any payment in respect of Purchased Receivables, such Seller shall pay to the relevant Purchaser promptly following such a receipt, all such Collections received by it in respect of the Purchased Receivables to the account as notified by the Accounts Administrator pursuant to Clause 5.2.

3.	CONDITIONS PRECEDENT TO INITIAL PURCHASE

3.1	The effectiveness of this Agreement is subject to the satisfaction (as determined in the reasonable opinion of the Accounts Administrator) of the following conditions precedent:

(a) The Initial Purchaser and the Programme Trustee have received evidence that each Seller and the Performance Guarantor have validly executed and delivered all of the Transaction Documents to which it is a party;

(b) The Initial Purchaser and the Programme Trustee have received certified copies of the resolutions of the board of directors of each Seller and the Performance Guarantor approving the Transaction Documents to which it is a party and certified copies of all documents evidencing other necessary corporate action and governmental approvals, if any, with respect to the Transaction Documents to which it is a party;

(c) The Initial Purchaser and the Programme Trustee have received a certificate of the Secretary or the Assistant Secretary of each Seller and the Performance Guarantor certifying the names and true signatures of its officers authorized to sign the Transaction Documents to which it is a party;

(d) The Initial Purchaser and the Programme Trustee have received a copy of the by-laws of each Seller and the Performance Guarantor, certified by its Secretary or Assistant Secretary;

(e) The Initial Purchaser and the Programme Trustee have received a copy of the articles of incorporation of each Seller and the Performance Guarantor, certified as of a recent date by the Secretary of State or other appropriate official of the State of incorporation of such Seller, and a certificate as to the good standing of such Seller or the Performance Guarantor from such Secretary of State or other official, dated as of a recent date.

	(f)	The Initial Purchaser and the Programme Trustee have received a solvency certificate from each Seller and the Performance Guarantor, substantially in the form of Schedule 5;

	(g)	The Initial Purchaser and the Programme Trustee have received the U.S. Legal Opinion; and

	(h)	The Initial Purchaser and the Programme Trustee have received such other approvals, such other legal opinions of reputable law firm(s) as to the laws of the jurisdiction(s) each of them deem relevant, and such other documents as the Initial Purchaser and the Programme Trustee may request.

3.2	Completion of the transfer and acquisition of the Receivables intended to be purchased on any Purchase Date is subject to the satisfaction (as determined in the reasonable opinion of the Accounts Administrator) of the following conditions precedent:

	(a)	The relevant Seller has made an Offer and the Initial Purchaser has given an Acceptance with respect to the related Receivables;

	(b)	All actions that pursuant to Part 3 of Schedule 2 shall be taken prior to any purchase of the related Receivables have been completed;

	(c)	The representations and warranties of the Sellers in, or incorporated or referenced in, Clause 6 of this Agreement are correct on and as of the Purchase Date as though made on and as of such date;

	(d)	No Termination Event shall have occurred, nor shall the Termination Date have occurred; and

	(e)	No law, regulation, directive, communication or action shall have been imposed or taken by any governmental authority or administrative body which (i) may render any of the terms and conditions of the Transaction Documents illegal or unenforceable, (ii) prohibit or prevent the purchase of Receivables hereunder or (iii) otherwise restrain, prevent or impose materially adverse conditions upon the Transaction.

Notwithstanding the foregoing, unless otherwise specified by the Initial Purchaser and the Programme Trustee in a written notice to the relevant Seller, each sale or other transfer shall occur automatically at all times prior to the occurrence of a Termination Event or the Termination Date, with the result that the title to all Receivables shall vest in the applicable Purchaser automatically on the related Purchase Date and without any further action of any kind by such Seller or the applicable Purchaser, whether or not the conditions precedent to such sale or other transfer were in fact satisfied on such date and notwithstanding any delay in making payment of the Purchase Price for such Receivables (but without impairing each Purchaser’s obligation to pay such Purchase Price in accordance with the terms hereof).

4.	ADDITIONAL PURCHASERS

4.1	The Initial Purchaser may request that any of the Incorporated Cells and any company within the Nordea Group becomes an Additional Purchaser. That Incorporated Cell or company within the Nordea Group shall become an Additional Purchaser without the prior consent of any Seller, provided that the Initial Purchaser or the Accounts Administrator delivers to the Sellers a duly completed and executed Accession Letter.

4.2	The obligations and liabilities of each Purchaser hereunder shall be several. For the avoidance of doubt, failure by one Purchaser to perform its obligations under this Agreement shall not affect the obligations of any other Purchaser and no Purchaser is responsible for the obligations and representations of any other Purchaser.

5.	PAYMENTS TO THE PURCHASER, ETC.

5.1	All amounts to be paid to any Purchaser under this Agreement shall be paid when due to the relevant account and at the times specified below.

5.2	Any amounts payable to any Purchaser under this Agreement shall be remitted to the accounts notified in writing to the relevant Seller by the Accounts Administrator no later than the time indicated in such notice.

5.3	All payments made by each Seller under this Agreement shall be made without set-off, counterclaim or withholding. If a Seller is compelled by law or otherwise to make any deduction, the Sellers shall pay any additional amount as will result in the net amount received by the Purchaser being equal to the full amount which would have been received had there been no deduction or withholding.

6.	REPRESENTATIONS, WARRANTIES AND UNDERTAKINGS

6.1	Warranties relating to the Sellers

As at each Purchase Date, the relevant Seller shall make the representations and warranties to each relevant Purchaser and the Programme Trustee in the terms set out in Part 1 of Schedule 3 in relation to such Seller and with reference to the facts and circumstances subsisting on such Purchase Date.

6.2	Warranties relating to Purchased Receivables

As at each Purchase Date, the relevant Seller shall make the representations and warranties severally to each relevant Purchaser and the Programme Trustee in the terms set out in Part 2 of Schedule 3 with respect to the Receivables to be sold by it and purchased by the relevant Purchaser on such Purchase Date with reference to the facts and circumstances subsisting on such Purchase Date.

6.3	Obligation to notify in case of incorrect representations, etc.

Each Seller shall forthwith notify the relevant Purchaser if any of the representations and warranties referred to in this Clause 6 were incorrect when made promptly upon becoming aware thereof.

6.4	Covenants and undertakings

Each Seller covenants and undertakes with and to each Purchaser and the Programme Trustee as follows:

(a) Indemnity against claims: no Purchaser nor the Programme Trustee shall have any obligation or liability with respect to any Purchased Receivables nor will any Purchaser or the Programme Trustee be required to perform any of the obligations of such Seller (or any of its agents) under any such contracts save, in each case, as specifically provided in this Agreement. Such Seller will on demand indemnify and keep indemnified each Purchaser, the Accounts Administrator and the Programme Trustee against any cost, claim, loss, expense, liability or damages (including legal costs and out-of-pocket expenses) (except to the extent that such cost, claim, loss, expense, liability or damage shall have arisen as a consequence of any breach of this Agreement by, or as a result of the willful misconduct or negligence of the relevant Purchaser and/or as a result of any willful default or negligence of the Programme Trustee) reasonably and properly incurred or suffered by that Purchaser, the Accounts Administrator and/or the Programme Trustee as a consequence of any claim or counterclaim or action of whatsoever nature made or taken by a Permitted Obligor or any third party arising out of or in connection with any Purchased Receivables or any services which are the subject of such Purchased Receivables, other than a claim or counterclaim arising as a result of the insolvency of such Permitted Obligor;

(b)	Indemnity against breach: such Seller will on demand indemnify and keep indemnified each Purchaser, the Accounts Administrator and the Programme Trustee against any cost, claim, loss, expense, liability or damages (including legal costs and out-of-pocket expenses) reasonably and properly incurred or suffered by such Purchaser or the Programme Trustee as a consequence of any breach by such Seller of this Agreement or any other Transaction Document (to which the Seller is a party) (except to the extent that such cost, claim, loss, expense, liability or damages shall not have arisen as a consequence of any breach of this Agreement by, or as a result of the willful misconduct or negligence of the relevant Purchaser or as a result of any willful default or negligence of the Programme Trustee);

(c)	Indemnity on termination: such Seller shall on demand indemnify each Purchaser against all Funding Costs incurred by that Purchaser as a result of such termination, which, for the avoidance of doubt, include Funding Costs which are incurred on or after the Termination Date;

(d)	No set-off: such Seller shall not take any action which would cause any set-off, counterclaim, credit, discount, allowance, right of retention or compensation, right to make any deduction, equity or any other justification for the non-payment of any of the amounts payable under any Purchased Receivable (whether by the relevant Permitted Obligor or otherwise) without the prior written consent of the relevant Purchaser (acting through the Accounts Administrator);

(e)	Authorizations, approvals, licenses, consents etc.: such Seller shall obtain, comply with the terms of, and maintain in full force and effect, all authorizations, approvals, licenses and consents required in or by the laws and regulations of the State of Delaware, the federal law of the United States and any other applicable law to enable it to perform its obligations under this Agreement;

(f)	No other dealing: such Seller will not dispose, sell, transfer or assign, create any interest in (including Security Interest), or deal with any of the Purchased Receivables in any manner whatsoever or purport to do so except as permitted by this Agreement;

(g)	No other action: such Seller will not knowingly take any action which may prejudice the validity or recoverability of any Purchased Receivable or which may otherwise adversely affect the benefit which the Purchaser may derive from such Purchased Receivable pursuant to this Agreement;

(h)	Tax payments: such Seller will pay or procure the payment (as required by law) of all federal, state, local, and foreign sales, use, excise, utility, gross receipts or other taxes imposed by any authority in relation to the Purchased Receivables, the FI Agreements or this Agreement;

(i)	Notice of default: such Seller shall promptly upon becoming aware of the same inform the Accounts Administrator and the Programme Trustee of any Termination Event or any other occurrence which might adversely affect its ability to perform its obligations under this Agreement and from time to time, if so requested by the Accounts Administrator, confirm to the Accounts Administrator and the Programme Trustee in writing that, save as otherwise stated in such confirmation, no such occurrence has occurred and is continuing;

(j)	Delivery of reports: such Seller shall deliver to the Accounts Administrator and the Programme Trustee, sufficient copies of each of the following documents, in each case at the time of issue thereof:

(i) every report, circular, notice or like document issued by such Seller to its creditors generally; and

(ii) (if the Accounts Administrator so requires) a certificate from its CFO stating that such Seller as at the date of its latest consolidated audited accounts was in compliance with the covenants and undertakings in this Agreement (or if it was not in compliance indicating the extent of the breach).

(k)	Provision of further information: subject to applicable legislation, such Seller shall provide the Accounts Administrator and the Programme Trustee with such financial and other information concerning such Seller and its affairs as the Accounts Administrator or the Programme Trustee may from time to time reasonably require and which is available to such Seller.

(l)	Notice of misrepresentation: such Seller shall promptly upon becoming aware of the same notify the Accounts Administrator and the Programme Trustee of any misrepresentation by such Seller under or in connection with any Transaction Document to which it is a party.

6.5	Representations and Warranties relating to the Purchasers

	6.5.1	As at each Purchase Date and each Calculation Date, each Purchaser shall make the representations and warranties to the relevant Seller in the terms set out in Part 3 of Schedule 3 with reference to the facts and circumstances subsisting on each such Purchase Date and Calculation Date.

	6.5.2	The relevant Seller shall have the option to terminate this Agreement in respect of the relevant Purchaser upon any material breach of the representations and warranties referred to in this Clause 6.5 by the relevant Purchaser, provided such material breach has a material adverse effect on such Seller.

6.6	Commitment Fee

The Sellers shall pay to each Purchaser a commitment fee computed at a per annum rate of one (1) per cent of the excess of the Total Commitment over the Aggregate Euro Outstanding Amount in relation to that Purchaser. Such commitment fee shall accrue from day to day and be calculated daily on the basis of actual days elapsed over a 360 year and be payable monthly in arrears, beginning on 31 October 2010, to such account as the relevant Purchaser may designate in writing.

7.	REMEDIES FOR UNTRUE REPRESENTATION, ETC.

7.1	If at any time after the Settlement Date in respect of any Purchased Receivable it shall become apparent that any of the representations and warranties set out in Part 2 of Schedule 3 relating to or otherwise affecting such Purchased Receivable was untrue or incorrect when made by reference to the facts and circumstances subsisting at the date on which such representations and warranties were given, the relevant Seller shall, within five (5) Business Days of receipt of written notice thereof from the relevant Purchaser (or the Accounts Administrator) or the Programme Trustee, remedy or procure the remedy of the matter giving rise thereto if such matter is capable of remedy and, if such matter is not capable of remedy or is not remedied within the said period of five (5) Business Days, then following the expiry of such five (5) Business Day period such Seller shall pay to the relevant Purchaser an amount equal to the difference (if any) between (i) the amount due for payment in respect of such Purchased Receivable on such due date and (ii) the amount of Collections received in respect of such Purchased Receivable on or before such due date, to the extent such difference was caused by, or has any connection with, the breach of the relevant representation and warranty. If any Seller shall otherwise become aware of such untrue or incorrect representation and warranty other than by written notification from the relevant Purchaser (or the Accounts Administrator) or the Programme Trustee, it shall immediately notify the Accounts Administrator and the Programme Trustee of such untrue or incorrect representation and warranty. In the event the Transaction is terminated prior to the date on which an amount under this Clause 7 would have been payable by any Seller, such Seller shall pay such amount following receipt of the said written notice from the relevant Purchaser (or the Accounts Administrator) or the Programme Trustee on or before the date the Transaction is terminated or promptly thereafter.

7.2	Notwithstanding Clause 7.1, if at any time after the Purchase Date but prior to collection of payments in full in relation to any Purchased Receivables it shall become apparent that the representation and warranty set out in paragraph (d) of Part 2 of Schedule 3 relating to or otherwise affecting such Purchased Receivable was untrue or incorrect when made by reference to the facts and circumstances subsisting at the date on which such representations and warranties were given, then the relevant Seller shall repurchase such Purchased Receivable for a price equal to the sum of (i) the Purchase Price for such Purchased Receivable (taking into account any Collections received in respect of such Purchased Receivable prior to the repurchase), and (ii) the Funding Costs attributable to such Purchased Receivable, and see to it that notice of such repurchase is given to the relevant Permitted Obligor. Any Collections received by the relevant Purchaser in respect of such repurchased Purchased Receivables after the relevant Seller has paid the price for such repurchase shall be paid to such Seller promptly upon receipt.

8.	FURTHER ASSURANCE; SECURITY INTEREST

8.1	Each Seller hereby undertakes not to take any steps or cause any steps to be taken in respect of the Purchased Receivables or the services supplied thereunder that could or will result in:

(a) any termination, waiver, amendment or variation in relation to any Purchased Receivables;

(b) any assignment or sale of any Purchased Receivables; or

(c) any disposal of its right, title, interest, benefit or power in any Purchased Receivables.

8.2	In addition to any records or information available through the PrimeRevenue System, each Seller undertakes at the request of the relevant Purchaser or the Programme Trustee through the Accounts Administrator to produce and deliver Records concerning the Purchased Receivables as the Purchaser, the Programme Trustee or the Accounts Administrator may reasonably request for enforcement or accounting purposes.

8.3	In the event that such Records as referred to in Clause 8.2 are not produced reasonably promptly, each Seller shall permit any persons nominated by the Purchasers, the Accounts Administrator or the Programme Trustee at any time during normal business hours upon five (5) Business Days written notice to enter any premises owned or occupied by it or its agents where the Records and other information concerning Purchased Receivables are kept to have access (subject to appropriate supervision provided by such Seller and provided that such Seller shall not unreasonably delay the provision of such supervision) to, examine and make copies of all Records relating to the Purchased Receivables and the performance by such Seller of its obligations hereunder. Such access shall include the right to have access to and use (subject to appropriate supervision provided by such Seller and provided that such Seller shall not unreasonably delay the provision of such supervision) all computer passwords necessary to gain access to the relevant computer records.

8.4	The parties hereto acknowledge that each Purchaser has pledged all its title to and interest in the Purchased Receivables to the Programme Trustee, on behalf of the Purchaser Beneficiaries (as defined in the Master Definitions Schedule) as security for the due and punctual performance by the relevant Purchaser of the Purchaser Secured Obligations (as defined in the Master Definitions Schedule). All the parties hereby undertake to use, upon notice from the Programme Trustee, all reasonable efforts and take all actions as the Programme Trustee may reasonably require in order for such pledge to be perfected.

8.5	It is the intention of the parties hereto that each sale or other transfer of Purchased Receivables made hereunder shall constitute a sale of “accounts” or “payment intangibles” (as each such term is used in Article 9 of the UCC), which sale is absolute and irrevocable and provides the Initial Purchaser with the full benefits of ownership of the Purchased Receivables. In view of the intention of the parties hereto that each sale or other transfer of Purchased Receivables made hereunder shall constitute a sale of such Purchased Receivables rather than loans secured thereby, each Seller hereby agrees to note in its financial statements that the Purchased Receivables have been sold to the Initial Purchaser.

8.6	Against the possibility that, contrary to the mutual intent of the parties, as expressed in Clause 8.5, the purchase of any of the Purchased Receivables is not characterized as a sale by any court or such sale shall for any reason be ineffective, each Seller hereby grants to the Purchaser and its assigns a Security Interest in and right of setoff with respect to, all of the following property, now existing or hereafter arising (collectively, the “Collateral”): the Purchased Receivables, all Collections with respect thereto, and (to the extent not included in the foregoing) all proceeds of the foregoing. All of the foregoing Collateral shall secure payment and performance of all of the Sellers’ obligations at any time owing to the Purchaser, fixed or contingent, arising hereunder, in connection herewith or by operation of law or otherwise, including the punctual payment when due of all amounts payable by it hereunder. The grant of this security interest is a supplemental protection to the Purchaser and is not meant to negate or affect in any way the intended sale of the Purchased Receivables by the Sellers to the Purchaser.

9.	NOTICES

Any notices to be given pursuant to this Agreement to any of the parties hereto shall be sufficiently served or given if delivered by hand or sent by prepaid first-class post or by facsimile transmission and shall be deemed to be given (in case of notice delivered by hand or post) when delivered or (in the case of any notice by facsimile transmission) upon receipt in legible form and shall be delivered or sent:

The Purchasers:	Viking Asset Purchaser No 7 IC
Ogier House
The Esplanade
St Helier
Jersey JE4 9WG
Channel Islands

with a copy to the
Accounts Administrator:	Structured Finance Servicer A/S
Christiansbro, 3 Strandgade,
DK-1401 Copenhagen K,
Denmark
Attention: Structured Finance
Servicer A/S

Facsimile No: +45 3333 2697

The Sellers (as applicable):	Meritor Heavy Vehicle Braking Systems (USA), Inc.
2135 West Maple Road
Troy, Michigan 48084-7186
Telephone: (248) 435-1000
Facsimile No: 248-435-0663

Meritor Heavy Vehicle Systems, LLC
2135 West Maple Road
Troy, Michigan 48084-7186
Telephone: (248) 435-1000
Facsimile No: 248-435-0663

ArvinMeritor Mascot, LLC
2135 West Maple Road
Troy, Michigan 48084-7186
Telephone: (248) 435-1000
Facsimile No: 248-435-0663

or to such other address or facsimile number or for the attention of such other person as may from time to time be notified by any party to each of the other parties by written notice in accordance with the provisions of this Clause 9.

10.	ASSIGNMENT AND SUPPLEMENTS

This Agreement may be assigned by each Purchaser to the Programme Trustee. This Agreement may not be assigned by any Seller without the prior written consent of the Purchaser.

11.	AMENDMENTS AND MODIFICATIONS

No amendment, modification, variation or waiver of this Agreement shall be effective unless it is in writing and signed by (or by some person duly authorized by) each of the parties hereto. No amendment of this Agreement shall be made unless the relevant Purchaser has received written confirmation from the Rating Agencies that the ratings then assigned to the Notes are not adversely affected thereby.

12.	RIGHTS CUMULATIVE, WAIVERS

The respective rights of each party under or pursuant to this Agreement are cumulative, and are in addition to their respective rights under the general law. The respective rights of each party under or pursuant to this Agreement shall not be capable of being waived or varied otherwise than by an express waiver or variation in writing; and, in particular, any failure to exercise or any delay in exercising any of such rights shall not operate as a waiver or variation of that or any other such right.

13.	APPORTIONMENT

The parties agree that if a Permitted Obligor, owing a payment obligation which is due in respect of one or more Purchased Receivables, submits an incomplete or inaccurate information regarding the Receivable to the PrimeRevenue System or otherwise makes a general payment to a Purchaser (or any Seller) and makes no apportionment between them as to which Purchased Receivables such payment relates, then such payment shall be treated as though the Permitted Obligor had appropriated the same as payment of Purchased Receivables in relation to the relevant Purchaser in order of maturity (starting with the Purchased Receivables in relation to the relevant Purchaser having the earliest maturity date).

14.	PARTIAL INVALIDITY

If any provision of this Agreement is or becomes invalid, illegal or unenforceable in any respect in any jurisdiction, such invalidity, illegality or unenforceability in such jurisdiction shall not render invalid, illegal or unenforceable such provisions in any other jurisdiction or affect the remaining provisions of this Agreement. Such invalid, illegal or unenforceable provision shall be replaced by the parties with a provision which comes as close as reasonably possible to the commercial intentions of the invalid, illegal or unenforceable provision.

15.	CONFIDENTIALITY

None of the parties shall disclose to any person, firm or company whatsoever, or make use of (other than in accordance with the Transaction Documents) any information relating to the business, finances or other matters of a confidential nature of any other party to this Agreement of which it may in the course of its duties under this Agreement or otherwise have become possessed (including, without limitation and without prejudice to the generality of the foregoing any information concerning the identity or creditworthiness of any Permitted Obligor (all and any of the foregoing being “Confidential Information”)) and all the parties shall use all reasonable endeavors to prevent any such disclosure or use provided however that the provisions of this Clause 15 shall not apply:

	(a)	Permitted parties: to the disclosure of any information to any person who is a party to any of the Transaction Documents (to the extent such Transaction Documents relates to the Transaction as contemplated by this Agreement);

	(b)	Known information: to the disclosure of any information already known to the recipient otherwise than as a result of entering into any of the Transaction Documents (to the extent such Transaction Documents relates to the Transaction as contemplated by this Agreement);

	(c)	Public knowledge: to the disclosure of any information which is or becomes public knowledge otherwise than as a result of the conduct of the recipient;

	(d)	Legal requirement: to the extent that the recipient is required to disclose the same pursuant to any law or order of any court of competent jurisdiction or pursuant to any direction or requirement (whether or not having the force of law) of any central bank or any governmental or other regulatory or taxation authority in any part of the world (including, without limitation, any official bank examiners or regulators);

	(e)	Rights and duties: to the extent that the recipient needs to disclose the same for the exercise, protection or enforcement of any of its rights under any of the Transaction Documents or, for the purpose of discharging, in such manner as it reasonably thinks fit, its duties or obligations under or in connection with the Transaction Documents in each case to such persons as require to be informed of such information for such purposes (including for these purposes, without limitation, disclosure to any rating agency);

	(f)	Professional advisers: to the disclosure of any information to professional advisers or auditors of the relevant party in relation to, and for the purpose of, advising such party or complying with their duties as auditors;

	(g)	Financial institutions: to the disclosure in general terms of any information to financial institutions servicing the relevant party in relation to finances, insurance, pension schemes and other financial services;

	(h)	Written consent: to the disclosure of any information with the written consent of all of the parties hereto;

	(i)	Rating Agencies: to the disclosure of any information which either of the Rating Agencies may require to be disclosed to it;

(j) The Issuer, Viking Global Finance ICC and Viking Asset Securitisation Holdings Limited: to the disclosure of information to the Issuer, Viking Global Finance ICC and Viking Asset Securitisation Holding Limited (or to anyone acting on behalf of such a person) or to any person providing finance to the Issuer, Viking Global Finance ICC and Viking Asset Securitisation Holding Limited (or to anyone acting on behalf of such a person);

(k) Group companies: to the disclosure of information to companies belonging to the same group of companies as the Sellers; and

(l) Permitted Obligors: to the disclosure of information to Permitted Obligors necessary for the performance of the Sellers’ obligations hereunder, or reasonably incidental thereto.

16.	NO OBLIGATIONS OR LIABILITIES

16.1	Each Purchaser acknowledges and agrees that (i) the Programme Trustee is a party to this Agreement for the purpose only of taking the benefit of this Agreement and for the better enforcement of its rights under the Master Security Trust Deed (as supplemented by the relevant Purchaser Supplemental Agreement (as defined in the Master Definitions Schedule)) and (ii) the Programme Trustee shall assume no obligations or liabilities to any Seller or the relevant Purchaser or to any other person by virtue of the provisions of this Agreement except as otherwise determined by the Transaction Documents to which the Programme Trustee is a party.

16.2	Each Seller acknowledges and agrees that (i) the Programme Trustee is a party to this Agreement for the purpose only of taking the benefit of this Agreement in the manner and as set out in Clause 16.1 and (ii) the Programme Trustee shall assume no obligations or liabilities to any Seller or to any other person by virtue of this Agreement.

17.	CHANGE OF PROGRAMME TRUSTEE

If there is any change in the identity of the Programme Trustee or appointment of an additional trustee in accordance with the provisions of the Master Security Trust Deed (as supplemented by the relevant Purchaser Supplemental Agreement (as defined in the Master Definitions Schedule)), each Seller and the Accounts Administrator shall execute such documents and take such action as the new trustee, the retiring Programme Trustee or, as the case may be, the existing Programme Trustee may properly require for the purpose of vesting in the new trustee the rights of the outgoing Programme Trustee under this Agreement.

18.	NO LIABILITY AND NO PETITION

18.1	No recourse under any obligation, covenant, or agreement of any party contained in this Agreement shall be had against any shareholder, officer or director of the relevant party as such, by the enforcement of any assessment or by any proceeding, by virtue of any statute or otherwise, it being expressly agreed and understood that this Agreement is a corporate or limited liability company obligation, as applicable, of the relevant party and no personal liability shall attach to or be incurred by the shareholders, officers, agents or directors of the relevant party as such, or any of them, under or by reason of any of the obligations, covenants or agreements of such relevant party contained in this Agreement, or implied therefrom, and that any and all personal liability for breaches by such party of any of such obligations, covenants or agreements, either at law or by statute or constitution, of every shareholder, officer, agent or director is hereby expressly waived by the other parties as a condition of and consideration for the execution of this Agreement.

18.2	Without prejudice to the rights of the Programme Trustee to enforce the security created pursuant to the Issuer Security Trust Deed, the Master Security Trust Deed (as supplemented by the relevant Purchaser Supplemental Agreement (as defined in the Master Definitions Schedule)), the relevant Receivables Pledge Agreement and the relevant Accounts Pledge Agreement, each of the Programme Trustee and each Seller hereby agrees that it shall not, until the expiry of one (1) year and one (1) day after the payment of all sums outstanding and owing under the latest maturing note issued under the CP Programme take any corporate or limited liability company action, as applicable, or other steps or legal proceedings for the winding-up, dissolution or re-organisation or for the appointment of a receiver, administrator, administrative receiver, trustee, liquidator, sequestrator or similar officer of each Seller or any Purchaser or of any or all of such Seller’s or any Purchaser’s revenues and assets.

19.	LIMITED RECOURSE

In the event that the security created by the Master Security Trust Deed (as supplemented by the relevant Purchaser Supplemental Agreement (as defined in the Master Definitions Schedule)), the relevant Receivables Pledge Agreement and the relevant Accounts Pledge Agreement is enforced and the proceeds of such enforcement are insufficient, after payment of all other claims ranking in priority to the claims hereunder or thereunder, to repay in full all principal or pay in full all interest and other amounts whatsoever hereunder or thereunder, then until such amounts have been paid in full no Seller shall have any further claim against the relevant Purchaser (or the Programme Trustee) in respect of any such unpaid amounts and any resultant claim shall have expired.

20.	GOVERNING LAW; JURISDICTION; WAIVER OF JURY TRIAL

20.1	This Agreement is governed by and shall be construed in accordance with the law of the State of New York, including Sections 5-1401 and 5-1402 of the New York General Obligations Law.

20.2	Each of the parties hereto consents to the nonexclusive jurisdiction of (i) the courts of the State of Michigan and the courts of the United States of America sitting in Michigan (and any applicable courts having jurisdiction thereover) and (ii) the courts of the State of New York sitting in the Borough of Manhattan and the courts of the United States of America for the Southern District of New York (and any applicable courts having jurisdiction thereover) with respect to any controversy arising out of or relating to this Agreement or to any transaction in connection herewith, and irrevocably submits to the jurisdiction of such courts and agrees that any right, judgment or other notice of legal process shall be sufficiently served on such party if sent to it at its respective address specified in Clause 9.

20.3	EACH PARTY HERETO HEREBY WAIVES TRIAL BY JURY IN ANY JUDICIAL PROCEEDING INVOLVING, DIRECTLY OR INDIRECTLY, ANY MATTER (WHETHER SOUNDING IN TORT, CONTRACT OR OTHERWISE) IN ANY WAY ARISING OUT OF, RELATED TO, OR CONNECTED WITH THIS AGREEMENT, ANY DOCUMENT EXECUTED BY ANY PARTY PURSUANT TO THIS AGREEMENT OR THE RELATIONSHIP ESTABLISHED HEREUNDER OR THEREUNDER.

21.	TERMINATION

This Agreement shall remain in full force and effect until the Termination Date, provided, however, that the rights and remedies of a party with respect to any breach of any warranty made by another party in or pursuant to this Agreement, the provisions of Clause 15, Clause 18 and Clause 19 and the indemnification and payment provisions of this Agreement shall be continuing and shall survive any termination of this Agreement.

22.	INTEGRATION

This Agreement and each other Transaction Document contain the final and complete integration of all prior expressions by the parties hereto with respect to the subject matter hereof and shall constitute the entire agreement among the parties hereto with respect to the subject matter hereof superseding all prior oral or written understandings.

23.	BINDING EFFECT

This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns (including any trustee in bankruptcy).

24.	COUNTERPARTS

This Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which when taken together shall constitute one and the same Agreement.
____________________

[Signature page follows]

This Agreement has been entered into on the date stated at the beginning of this Agreement.

For and on behalf of
MERITOR HEAVY VEHICLE BRAKING SYSTEMS (USA), INC.

By:	/s/ Jeffrey Craig
Name: Jeffrey Craig
Title: Senior Vice President

For and on behalf of
MERITOR HEAVY VEHICLE SYSTEMS, LLC

By:	/s/ Jeffrey Craig
Name: Jeffrey Craig
Title: Senior Vice President

For and on behalf of
ARVINMERITOR MASCOT, LLC

By:	/s/ Jeffrey Craig
Name: Jeffrey Craig
Title: Senior Vice President

For and on behalf of
VIKING ASSET PURCHASER No 7 IC

By:	/s/ Anne-Marie Burns

Anne-Marie Burns
By:	Alternate Director

For and on behalf of
CITICORP TRUSTEE COMPANY LIMITED

By:	/s/ David Mares

David Mares
By:	Director

SCHEDULE 1

ELIGIBILITY CRITERIA

Each Seller represents and warrants that each Receivable that is the subject of an Offer by such Seller and Acceptance satisfies the following Eligibility Criteria on the relevant Purchase Date:

1.	The terms of the Receivable provide for payment in full by the Permitted Obligor not later than 120 days after the date of creation of such Receivable or as otherwise approved by the Accounts Administrator and the Rating Agencies.

2.	The Receivable is neither a Defaulted Receivable nor a Delinquent Receivable.

3.	The Receivable is denominated and payable in a Permitted Currency and is fully identified as such in the PrimeRevenue System and in the records of such Seller.

4.	An invoice relating to the Receivable has been issued and has been approved by the relevant Permitted Obligor.

5.	The Receivable is segregated and identifiable and can be validly transferred without the consent of the Permitted Obligor by such Seller to the Purchaser.

6.	The Receivable is not subject to set-off, counterclaim (other than Credit Memo Amounts as such term is defined in the respective CMSA) or withholding taxes other than as generally provided for under Swedish law or United States law (as applicable) and is a legally enforceable obligation of the Permitted Obligor.

7.	The Receivable is owed by a Permitted Obligor who as at the Purchase Date to the knowledge of such Seller is not bankrupt or in liquidation, has not filed for a suspension of payments or petitioned for the opening of procedures for a compulsory composition of debts or is subject to similar or analogous proceedings or as otherwise approved by the Accounts Administrator and the Rating Agencies.

8.	The Receivable is a non-interest bearing (other than default or penalty interest) trade receivable arising in the ordinary course of such Seller’s business, the Outstanding Amount of which remains as debt.

9.	The delivery of the goods and/or services giving rise to the Receivable has been made and invoiced, has not been cancelled or rejected by the Permitted Obligor and the invoice provides for full payment by the Permitted Obligor.

10.	The Receivable has been created in accordance with all applicable laws and all consents, approvals and authorizations required of or to be maintained by such Seller have been obtained and are in full force and effect and are not subject to any restriction that would be material to the origination, enforceability or assignability of such Receivable.

11.	The Receivable has not been, in whole or in part, pledged, mortgaged, charged, assigned, discounted, subrogated or attached or transferred in any way (except to the extent released, revoked or rescinded as of the relevant Purchase Date) and is otherwise free and clear of any Adverse Claims exercisable against such Seller by any party.

12.	The Receivable constitutes the legal, valid, binding and enforceable obligation of the Permitted Obligor to pay on the due date the Outstanding Amount of the Receivable as at the Purchase Date and is not subject to any defense, dispute, lien, right of rescission, set-off or counterclaim (other than Credit Memo Amounts as such term is defined in the respective CMSA) or enforcement order.

13.	The Receivable has been owned exclusively by such Seller since its origination and until the relevant Purchase Date.

14.	Collections in respect of the Receivable can be identified as being attributable to the Receivable as soon as practically possible following their receipt and in any event not later than three (3) Business Days following their receipt.

SCHEDULE 2

CONCLUSION OF PURCHASE – OFFER AND
ACCEPTANCE, PURCHASE PRICE AND PERFECTION

Part 1

Conclusion of Purchase – offer and acceptance

1.	Each Seller may from time to time make an Offer to the Purchasers and any one or more Purchasers will, subject to the satisfaction of the conditions precedent set forth in Sections 3.1 and 3.2 and this Part 1, accept such Offer by an Acceptance.

2.	Any Acceptance by a Purchaser shall always be subject to all of the following conditions being satisfied:

	(a)	any Acceptance must be made before the Termination Date and no Acceptance which is communicated or generated on or after the Termination Date shall be valid;

	(b)	no Seller Potential Suspension Event or Seller Suspension Event having occurred and being continuing;

	(c)	(i) any new Notes (if such Notes are denominated in a currency other than the Permitted Currency, the Face Amount of such Notes converted at the relevant exchange rate under the hedge arrangement) to be issued in relation to that Purchaser shall not exceed the then Available Facility in relation to that Purchaser, (ii) immediately after such purchase the Face Amount of all outstanding Notes in relation to that Purchaser (if such Notes are denominated in a currency other than the Permitted Currency, the Face Amount of such Notes converted at the relevant exchange rate under the hedge arrangement) shall not exceed the relevant Purchaser’s part of the Total Commitment, and (iii) the relevant Purchaser shall have available to it either the Liquidity Facility or the Overdraft Facility in an amount equal to its part of the Total Commitment, in each case as determined by the Accounts Administrator;

	(d)	immediately following such purchase, the Outstanding Amount of Non-Defaulted Receivables shall be equal to or greater than the amount of proceeds from outstanding Notes in relation to that Purchaser (if such Notes are denominated in a currency other than the Permitted Currency, the Face Amount of such Notes converted at the relevant exchange rate under the hedge arrangement);

	(e)	immediately following such purchase, such Purchaser’s part of the Total Commitment shall be equal to or greater than the sum of (i) the Face Amount of outstanding Notes in relation to that Purchaser (if such Notes are denominated in a currency other than a Permitted Currency, the Face Amount of such Notes converted at the relevant exchange rate under the hedge arrangement), (ii) the outstanding drawings under the relevant Liquidity Facility in relation to the Transaction, (iii) the outstanding drawings under the relevant Overdraft Facility in relation to the Transaction and (iv) interest accrued or to accrue in respect of outstanding drawings under the relevant Liquidity Facility and the relevant Overdraft Facility; and

	(f)	the relevant Receivable shall meet all of the Eligibility Criteria.

Part 2

Purchase Price

1.	The Purchase Price, which shall be paid in cash (debited from the relevant Purchaser’s account) by or on behalf of the relevant Purchaser to the relevant Seller on the relevant Settlement Date. Payment shall be made (subject to deductions, including for the settlement of fees, as agreed by the relevant Seller in any Transaction Document) to the bank account number set out below or as otherwise agreed from time to time between the Accounts Administrator, on behalf of the Purchasers, and the Seller and notified to PrimeRevenue.

Bank:	JP Morgan Chase, N.A.

Chicago, IL

Account No: [Redacted]

Swift Address: [Redacted]

2.	The Receivables Purchase Price shall be calculated by the PrimeRevenue System on behalf of the Accounts Administrator on the Calculation Date and PrimeRevenue shall inform the relevant Seller and the relevant Purchaser of the Receivables Purchase Price through the PrimeRevenue System on such Calculation Date.

Part 3

Perfection

1.	Prior to the transfer and acquisition of any Receivables, the Initial Purchaser and each Seller shall send a notice letter to (each of) the Permitted Obligor(s) that is/are the debtor(s) of the relevant Receivables, with the following content:

NOTICE

Date: October 29, 2010

To: [SPECIFY NAME OF PERMITTED OBLIGOR]

Re: NOTICE OF SALES AND TRANSFERS OF RECEIVABLES AND RIGHTS UNDER A CUSTOMER MANAGED SERVICES AGREEMENT

A.	Pursuant to a Receivables Purchase Agreement (the “RPA”) between Meritor Heavy Vehicle Braking Systems (USA), Inc., Meritor Heavy Vehicle Systems, LLC and ArvinMeritor Mascot, LLC (each, a “Seller”, and collectively, the “Sellers”) and Viking Asset Purchaser No 7 IC, an incorporated cell of Viking Global Finance ICC, an incorporated cell company incorporated under the laws of Jersey, as initial purchaser (the “Initial Purchaser”), dated as of October 29, 2010, each Seller has agreed to sell and the Initial Purchaser has agreed to purchase receivables (the “Receivables”) owed by [specify name of Permitted Obligor] (“Obligor”) to such Seller (in its capacity as supplier to Obligor). Pursuant to the RPA the Initial Purchaser may request that additional incorporated cells of Viking Global Finance ICC and any company within the Nordea Group accedes to the RPA by the execution of an accession letter. The Initial Purchaser and all such incorporated cells and members of the Nordea Group that have executed an accession letter are herein jointly referred to as the “Purchasers” and each a “Purchaser”.

B.	Offer and acceptance of sales and purchases of Receivable(s) will be made from time to time through a system (the “System”) provided by PrimeRevenue, Inc (“PrimeRevenue”). Obligor has on [August 22, 2006 [as to Volvo Group North America]] August 16, 2006 [as to Mack Trucks] entered into a Customer Managed Services Agreement (the “CMSA”) with PrimeRevenue regarding the use of the System. Through the CMSA (Section 18(f)) the Obligor has made certain undertakings, covenants, representations and warranties to the Sellers (the “Seller CMSA Rights”) as regards inter alia the Receivables and the use of the System.

C.	In connection with a sale of Receivable(s) under the RPA through the System, the System will generate a notice of transfer (the “Transfer Notice”) that will be sent to the Obligor. A specimen of such Transfer Notice is attached hereto as Appendix 1.

D.	In accordance with and without limiting, expanding or otherwise amending the terms and conditions of the CMSA, this is to notify the Obligor that each Transfer Notice shall have the following meanings:

(i) the Receivable(s) defined therein (as clarified in Appendix 1) (the “Purchased Receivables”) has/have been sold and transferred to the Purchaser identified in the Transfer Notice (see Appendix 1);

(ii)	consequently, all payments attributable to the Purchased Receivables shall be made to such Purchaser in its capacity as owner of such receivables (as set forth in the CMSA and in particular Section 2(b) thereof);

(iii)	all payments to the Purchasers referred to in this notice shall (until otherwise instructed) be made in Dollars to the bank account numbers set out below with Nordea Bank Finland PLC - New York Branch:

Bank:	Nordea Bank Finland PLC New York Branch
Address:	437 Madison Avenue, New York, NY 10022, USA.
Account No.:	[Redacted]
Swift:	[Redacted]
ABA#:	[Redacted]

(iv)	all Seller CMSA Rights attributable to the Purchased Receivables are pursuant to the RPA included in and an integral part of the Purchased Receivables and thus also sold and transferred to the relevant Purchaser (the “Transferred Seller CMSA Rights”).

Place/date: __________________; ______________, 2010

MERITOR HEAVY VEHICLE BRAKING SYSTEMS, (USA), INC.	VIKING ASSET PURCHASER No 7 IC

By:	By:
Name:
Title:

MERITOR HEAVY VEHICLE SYSTEMS, LLC.

By:
Name:
Title:

        ARVINMERITOR MASCOT, LLC
By:
Name:
Title:

        We hereby confirm;

(i)	receipt of the above notice;

(ii)	that we will act in accordance therewith;

(iii)	our agreement as regards the meaning of the Transfer Notice; and

(iv)	our obligations vis-à-vis the relevant Purchaser as regards each of the Transferred Seller CMSA Rights.

______________________________

        Place/date:_________________; ________________, 2010

        [SPECIFY NAME OF PERMITTED OBLIGOR]

By:
Name:
Title:

and the Sellers shall procure that each such Permitted Obligor acknowledge and countersign the notice letter as anticipated therein.

2.	The relevant Seller shall procure that simultaneously (or as soon thereafter as is technically possible) with the issuance of an Acceptance, a Transfer Notice (as defined in the above notice) shall be issued by the PrimeRevenue System to the relevant Permitted Obligor.

3.	For the perfection of the transfer of all Receivables, each Seller shall procure that (i) the Purchaser shall have an effective, perfected, valid, legally binding and enforceable first-priority ownership interest in, to and under all of the Receivables, (ii) all registrations, recordings and filings shall have been made in all places wherein such registrations, recordings and filings are necessary to create and perfect the ownership interests of the Purchaser in, to and under the Purchased Receivables, (iii) the Purchaser shall have received financing statements under the Uniform Commercial Code in appropriate form for filing in such jurisdictions as the Purchaser may request, it being understood and agreed by such Seller and the Purchaser that the Purchaser is authorized to file such financing statements on behalf of such Seller in the appropriate jurisdictions, and (iv) the Purchaser shall have received copies of such Uniform Commercial Code search reports and such tax lien, judgment, litigation and other search reports in such jurisdictions as the Purchaser may request.

4.	Each Seller shall procure that at such time(s) as the Accounts Administrator determines all other actions the Accounts Administrator in its reasonable opinion deems necessary or desirable in order for the transfer and acquisition of the Receivables to be perfected in all respects is/are taken.

APPENDIX 1 TO
SCHEDULE 2

SCHEDULE 3

REPRESENTATIONS, WARRANTIES AND UNDERTAKINGS

Part 1

Representations and Warranties relating to the Sellers

The following representations and warranties are given by each Seller:

(a)	Status: Such Seller is a corporation duly formed, validly existing and in good standing under the laws of the jurisdiction of its organization.

(b)	Powers and authorizations: Such Seller has the requisite power and authority under its articles of incorporation, by-laws and otherwise, and all necessary corporate authority has been obtained and action taken, for it to sign and deliver, and perform the transactions contemplated in this Agreement.

(c)	Legal validity: The obligations of such Seller under this Agreement constitute, or when executed by it will (subject to any reservations of law expressed in the U.S. Legal Opinion) constitute, the legal, valid and binding obligations of such Seller and are enforceable against it.

(d)	Non-violation: The execution, signing and delivery of this Agreement and the performance of any of the transactions contemplated herein do not and will not contravene or breach or constitute a default under or conflict or be inconsistent with or cause to be exceeded any limitation on it or the powers of its officers imposed by or contained in:

(i) any law, statute or regulation to which it or any of its assets or revenues is subject or any order, judgment, injunction, decree, resolution, or award of any court or any administrative authority or organization which applies to it or any of its assets or revenues; or

(ii) any agreement or any other document or obligation to which it is a party or by which any of its assets or revenues is bound or affected if this may have a material adverse effect on the rights of any Purchaser, the Accounts Administrator or the Programme Trustee; or

(iii) any document which contains or establishes or regulates its activities, including its articles of incorporation and by-laws.

(e)	Adverse Claim. The execution and delivery of this Agreement and the performance of any of the transactions contemplated herein do not and will not result in the creation or imposition of any Adverse Claim (except as created pursuant to the Transaction Documents ) upon any property or assets, whether now owned or hereafter acquired, of such Seller.

(f)	Consents: Such Seller has duly obtained, made or taken each authorization, approval, consent, registration, recording, filing, deliveries or notarization which it is required to obtain (or make) in connection with the entry into, or performance of the transactions contemplated in, the Transaction Documents to which it is a party, except for the filing of UCC financing statements as contemplated by the Transaction Documents.

(g)	Litigation: No litigation, arbitration or administrative proceeding or claim of or before any court, tribunal or governmental body which, if adversely determined, would materially and adversely affect the ability of such Seller to observe or perform its obligations under the Transaction Documents to which it is a party, is presently in progress or pending.

(h)	Accounts: The latest audited financial statements of such Seller then available have been prepared on a basis consistently applied in accordance with accounting principles generally accepted in the United States and give a true and fair view of the results of its operations for that year and the state of its affairs at that date.

(i)	Solvency: Such Seller is able to pay its debts as they fall due and it will not be unable to pay its debts as they fall due in consequence of any obligation or transaction contemplated in this Agreement.

(j)	Material adverse change to such Seller: There has been no change in the financial condition or operations of such Seller since December 31, 2009, so as to have a material and adverse effect on the ability of such Seller to perform its obligations under the Transaction Documents to which it is a party.

(k)	No misleading information: Any factual information in writing provided by such Seller in connection with the entry into any of the transactions envisaged by the Transaction Documents was true and accurate in all material respects as at the date it was provided or as at the date (if any) at which it was stated.

(l)	Insolvency and other procedures: No action has been taken or is pending, no other steps have been taken and no legal proceedings have been commenced (in each case by such Seller or, so far as such Seller is aware, by any other person) for (i) the insolvency, bankruptcy, liquidation, administration or reorganization of such Seller, or (ii) such Seller to enter into any composition or arrangement with its creditors generally, or (iii) the appointment of a receiver, supervisor, trustee or similar officer in respect of such Seller or substantially all of its property, undertaking or assets.

(m)	Payment to Seller. With respect to each Receivable sold to the Purchaser hereunder, the Purchase Price received by such Seller constitutes reasonably equivalent value in consideration therefore. No transfer hereunder by such Seller of any Receivable is or may be voidable under any section of the Bankruptcy Reform Act of 1978 (11 U.S.C. secs. 101 et seq.), as amended.

(n)	Pari passu ranking: Each of the payment obligations of such Seller under this Agreement will rank at least pari passu with its unsecured payment obligations to all its other unsecured creditors save those whose claims are preferred solely by any bankruptcy, insolvency or similar laws of general application.

(o)	No default: No event has occurred which constitutes, or which with the giving of notice and/or the lapse of time and/or a relevant determination would constitute, a contravention of, or default under, any such law, statute, decree, rule, regulation, order, judgment, injunction, resolution, determination or award or any agreement, document or instrument by which such Seller or any of its assets is bound, being a contravention or default which would have a material adverse effect on the business, assets or condition (financial or other) of any Purchaser or materially and adversely affect its ability to observe or perform its obligations under this Agreement

(p)	Use of Proceeds. No portion of any Purchase Price payment hereunder will be used (i) for a purpose that violates, or would be inconsistent with, any law, rule or regulation applicable to such Seller or (ii) to acquire any security in any transaction which is subject to Section 12, 13 or 14 of the Securities Exchange Act of 1934, as amended.

(q)	Not a Holding Company or an Investment Company. Such Seller is not a “holding company” or a “subsidiary holding company” of a “holding company” within the meaning of the Public Utility Holding Company Act of 1935, as amended, or any successor statute. Such Seller is not an “investment company” within the meaning of the Investment Company Act of 1940, as amended, or any successor statute.

(r)	OFAC. Such Seller is not, and to its knowledge, none of its Affiliates are, listed on the “Specially Designated Nationals and Blocked Persons” list maintained by the Office of Foreign Assets Control of the United States Department of the Treasury (“OFAC”), and it is not, and, to its knowledge, none of its Affiliates are, domiciled in a jurisdiction or a targeted country with respect to which OFAC maintains sanctions programs restricting the purchase, sale or financing of goods, nor are any of the goods and services sold by such Seller to the Permitted Obligors in connection with any Receivables subject to this Agreement from jurisdictions or targeted countries with respect to which OFAC maintains sanctions programs restricting the purchase, sale or financing of goods.

Part 2

Representations and Warranties relating to the Purchased Receivables

The following representations and warranties are given by each Seller:

(a)	Particulars correct: The particulars of the Purchased Receivables set out in the Offers of such Seller and in the PrimeRevenue System (to the extent submitted by such Seller) are true and accurate in all material respects, as of the date thereof.

(b)	No default: Such Seller is not aware of any default, breach or violation in respect of any Purchased Receivable (other than any default relating to lateness in payment) or of any event, which with the giving of notice and/or the expiration of any applicable grace period, would constitute such a default, breach or violation, such default, breach or violation being of a nature that (i) is material and (ii) affects the value of the Purchased Receivable or its collectability.

(c)	Obligation performed: Such Seller has performed all its obligations under or in connection with the Purchased Receivables unless any such obligation is not material and does not affect the value of any Purchased Receivable or its collectability.

(d)	Compliance with Eligibility Criteria: Each Purchased Receivable complies, as at the relevant Purchase Date, in all respects with the Eligibility Criteria.

(e)	Maintenance of records: In addition to any records relating to the Purchased Receivables maintained in the PrimeRevenue System, such Seller has maintained records relating to each Purchased Receivable which are accurate and complete in all material respects, are sufficient to enable such Purchased Receivables to be identified and enforced against the relevant Permitted Obligor and such records are held by or to the order of such Seller.

(f)	Accounting: In addition to any records relating to the Purchased Receivables maintained in the PrimeRevenue System, such Seller shall maintain an accounting system which separates the Purchased Receivables and accounting for collections related thereto from other receivables or assets of such Seller so that the Accounts Administrator at any time can verify the Outstanding Amount of the Purchased Receivables and such Seller’s compliance with this Agreement.

(g)	No waiver: Such Seller has not waived any of its rights in relation to the Purchased Receivables.

(h)	Perfection: Such Seller has performed all its actions as set out in Clause 2.5 of this Agreement as of the Purchase Date.

(j)	Place of Business; Records Location. The principal place of business and chief executive office of such Seller and the offices where it keeps all of its Records are located as the address(es) listed on Schedule 6 or such other locations of which the Purchaser has been notified in accordance with Subclause (k) below. Such Seller’s Federal Employer Identification Number is correctly set forth on Schedule 6.

(k)	Change of Name, Offices or Records. Such Seller shall not change its (i) state of organization, (ii) name, (iii) identity or structure (within the meaning of Article 9 of the applicable UCC) or relocate its chief executive office at any time while the location of its chief executive office is relevant to perfection of the Purchaser’s interest in the Receivables and the related Collections or any office where Records of such Seller are kept, unless it shall have: (A) given the Purchaser and its assignees at least thirty (30) days’ prior written notice thereof and (B) delivered to the Purchaser and its assignee all financing statements, instruments and other documents reasonably requested by the Purchaser or its assignees.

Part 3

Representations and Warranties relating to the Purchaser

The following representations and warranties are given by each Purchaser:

(a)	Status: The Purchaser is an incorporated cell of a company or company (as applicable) duly incorporated and validly existing under the laws of its jurisdiction of incorporation.

(b)	Powers and authorisations: The Purchaser has the requisite power and authority and all necessary corporate and constitutional authority has been obtained and action taken, for it to sign and deliver, and perform the transactions contemplated in, this Agreement.

(c)	Legal validity: The obligations of the Purchaser under this Agreement constitute, or when executed by it will constitute, the legal, valid and binding obligations of the Purchaser and, subject to any laws or other procedures affecting generally the enforcement of creditors’ rights and principles of equity are enforceable against it.

(d)	Non-violation: The execution, signing and delivery of this Agreement and the performance of any of the transactions contemplated in this Agreement do not and will not contravene or breach or constitute a default under or conflict or be inconsistent with or cause to be exceeded any limitation on it or the powers of its officers imposed by or contained in:

(i) any law, statute, decree, rule or regulation to which it or any of its assets or revenues is subject or of any order, judgment, injunction, decree, resolution, determination, or award of any court or any judicial, administrative, or governmental authority or organisation which applies to it or any of its assets or revenues; or

(ii) any agreement, indenture, mortgage, deed of trust, bond, or any other document, instrument or obligation to which it is a party or by which any of its assets or revenues is bound or affected; or

(iii) any document which contains or establishes or regulates its constitution.

(e)	Consents: The Purchaser has duly obtained, made or taken each authorisation, approval, consent, licence, exemption, registration, recording, filing or notarisation which it is required to obtain (or make) in connection with the entry into, or performance of the transactions contemplated in, this Agreement. The Purchaser is not aware of any circumstances which indicate that any such authorisation, approval, consent, licence, exemption, registration, recording, filing or notarisation which has been obtained (or made) is likely to be terminated, revoked or not renewed. No authorisation, approval, consent, licence, exemption, registration, recording, filing or notarisation and no payment of any duty or tax and no other action whatsoever which has not been duly and unconditionally obtained, made or taken is necessary or desirable to ensure the validity, legality, enforceability or priority of the liabilities and obligations of the Purchaser under this Agreement.

(f)	No default: No event has occurred which constitutes, or which with the giving of notice and/or the lapse of time and/or a relevant determination would constitute, a contravention of, or default under, any such law, statute, decree, rule, regulation, order, judgment, injunction, resolution, determination or award or any agreement, document or instrument by which the Purchaser or any of its assets is bound, being a contravention or default which would have a material adverse effect on the business, assets or condition (financial or other) of the Purchaser or materially and adversely affect its ability to observe or perform its obligations under this Agreement.

(g)	Litigation: No litigation, arbitration or administrative proceeding or claim of or before any court, tribunal or governmental body which, if adversely determined, would materially and adversely affect the ability of the Purchaser to observe or perform its obligations under this Agreement, is presently in progress or pending or, to the knowledge of the Purchaser, threatened against the Purchaser or any of its assets.

(h)	Insolvency procedures: No corporate action has been taken or is pending, no other steps have been taken and no legal proceedings have been commenced (in each case by the Purchaser or, so far as the Purchaser is aware, by any other person) or (so far as the Purchaser is aware) are threatened or are pending for (i) the winding-up, liquidation, dissolution, administration or reorganisation of the Purchaser (other than for the purposes of and followed by a solvent reconstruction previously notified to such Seller); or (ii) the Purchaser to enter into any composition or arrangement with its creditors generally; or (iii) the appointment of a receiver, administrative receiver, trustee or similar officer in respect of the Purchaser or substantially all of its property, undertaking or assets.

SCHEDULE 4

FORM OF ACCESSION LETTER

To:	•	Date:

From:	[INITIAL PURCHASER/ACCOUNTS ADMINISTRATOR]

Dear Sirs

Reference is made to the Receivables Purchase Agreement entered into by and among Meritor Heavy Vehicle Braking Systems (USA), Inc., Meritor Heavy Vehicle Systems, LLC and ArvinMeritor Mascot, LLC, as sellers, Viking Asset Purchaser No 7 IC (the “Initial Purchaser”) and Citicorp Trustee Company Limited dated as of October 29, 2010 (the “Agreement”).

Reference is also made to the Intercreditor Agreement dated as of October 29, 2010 (the “Intercreditor Agreement”), by and among JPMorgan Chase Bank, N.A., as administrative agent under the Credit Agreement referred to therein, GMAC Commercial Finance LLC, as agent under the Loan Agreement referred to therein, the Initial Purchaser and the other Purchasers (as defined therein) from time to time party thereto.

This is an Accession Letter. Terms defined in the Agreement have the same meaning herein unless given a different meaning in this Accession Letter.

[name of incorporated cell] of [ ] / [name of Nordea Group company] agrees to become an Additional Purchaser and to in all respects be bound by all the terms and conditions of the Agreement as an Additional Purchaser pursuant to Clause 4 of the Agreement.

[name of incorporated cell] of [ ] / [name of Nordea Group company] also agrees to become an "Additional Purchaser" under and as defined in the Intercreditor Agreement, and to in all respects be bound by all the terms and conditions of the Intercreditor Agreement as such an Additional Purchaser pursuant to and in accordance with the terms and conditions of the Intercreditor Agreement.

This Accession Letter is governed by the law of the State of New York.

Place date:

[INITIAL PURCHASER/ACCOUNTS ADMINISTRATOR]

[ADDITIONAL PURCHASER]

SCHEDULE 5

FORM OF SOLVENCY CERTIFICATE

To:	Citicorp Trustee Company Limited Date: _________, 2010
[PURCHASER]

From:	[Meritor Heavy Vehicle Braking Systems (USA), Inc.] [Meritor Heavy Vehicle Systems,
LLC] [ArvinMeritor Mascot, LLC] [ArvinMeritor, Inc.]

Dear Sirs

Reference is made to [the Receivables Purchase Agreement dated as of October 29, 2010, entered into between Meritor Heavy Vehicle Braking Systems (USA), Inc., Meritor Heavy Vehicle Systems, LLC, ArvinMeritor Mascot, LLC, Viking Asset Purchaser No 7 IC and Citicorp Trustee Company Limited (the “Receivables Purchase Agreement”)] [the Performance Undertaking dated as of October 29, 2010, entered into by ArvinMeritor, Inc. in favor of Viking Asset Purchaser No 7 IC (the “Performance Undertaking”)]

The undersigned hereby certifies that it is able to pay its debts as they fall due and it will not be unable to pay its debts as they fall due in consequence of any obligation or transaction contemplated in [the Receivables Purchase Agreement] [the Performance Undertaking].

Very truly yours

[MERITOR HEAVY VEHICLE BRAKING SYSTEMS (USA), INC.]
[MERITOR HEAVY VEHICLE SYSTEMS, LLC]
[ARVINMERITOR MASCOT, INC.]
[ARVINMERITOR, INC.]

By:
Name:
Title:

SCHEDULE 6

SELLERS’ PLACE OF BUSINESS; RECORDS LOCATION; TAX ID NUMBER

1)	Meritor Heavy Vehicle Braking Systems (USA), Inc.

	Place of Business:	2135 West Maple Road
Troy, Michigan 48084-7186

	Location of Records:	2135 West Maple Road
Troy, Michigan 48084-7186

Federal Employer Identification Number: [_______]

2)	Meritor Heavy Vehicle Systems, LLC

	Place of Business:	2135 West Maple Road
Troy, Michigan 48084-7186

	Location of Records:	2135 West Maple Road
Troy, Michigan 48084-7186

Federal Employer Identification Number: [_______]

3)	ArvinMeritor Mascot, LLC

	Place of Business:	2135 West Maple Road
Troy, Michigan 48084-7186

	Location of Records:	2135 West Maple Road
Troy, Michigan 48084-7186

Federal Employer Identification Number: [_______]